UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of Earliest Event Reported): July 20, 2005


                                   CPI CORP.
           (Exact name of registrant as specified in its charter)


        Delaware                   1-10204                43-1256674
(State of Incorporation)   (Commission File Number)     (IRS Employer
                                                     Identification No.)


             1706 Washington Ave., St. Louis, Missouri      63103
             (Address of Principal Executive Offices)    (Zip Code)


   Registrant's telephone number, including area code: (314) 231-1575


[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))














Item 1.01     Entry into a Material Definitive Agreement

     On July 13, 2005, the Company entered into an agreement with Paul C. Rasmussen under which Mr. Rasmussen has been hired to serve as the Chief Executive Officer of the Company, commencing August 15, 2005. The term of Mr. Rasmussen's employment is indefinite. The following summary of the Employment Agreement is qualified by reference in its entirety to the Employment Agreement, which is attached hereto as Exhibit 10.97.

     Mr. Rasmussen's starting base salary will be $385,000 annually.
He will receive an award of restricted stock valued at $250,000, based on the closing price of the Company's common stock on the last trading day preceding his commencement of employment. Subject to Mr. Rasmussen's continued employment with the Company on each vesting date, the restricted stock will vest in increments of $50,000 annually at the close of each Fiscal Year during the period of employment, beginning with the Fiscal Year ended February, 2006.

     Mr. Rasmussen will participate in the Company's Performance Incentive Plan ("the Plan"), which governs annual performance-based awards for designated executives and key employees. His Designated Percentage each year, as defined by the Plan, shall be based upon a 33% share of the executive allocation of Plan pool, or up to 11.1% of the entire Plan pool, subject to achievement of pre-established goals. Subject to the terms of the Plan, for fiscal year 2005 Mr. Rasmussen will be eligible to receive the greater of $50,000 or the payout that would otherwise be due under the Plan, prorated to reflect the portion of the year he serves as an executive of the Company. It is anticipated that payments made to Mr. Rasmussen under the Performance Incentive Plan will be made substantially in the form of restricted stock.

     Mr. Rasmussen will be entitled to participate in other active benefits and plans available to executives, including participation in the Company's 401(k) plan, health care and disability coverage, life insurance and paid vacation. The Company will pay reasonable expenses of relocating
Mr. Rasmussen and his family to St. Louis, including temporary living expenses for up to three months. Mr. Rasmussen will be subject to customary confidentiality, non-compete and insider obligations.

     In the event Mr. Rasmussen's employment is terminated by the Company without Cause, he will be paid a lump sum amount equal to one year's base salary.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On July 20, 2005, the Company announced the appointment of Paul C. Rasmussen as Chief Executive Officer, effective August 15, 2005.

     Mr. Rasmussen, 45, is joining the Company after more than twenty years of service with Eastman Kodak Company, a leading provider of photographic film, paper and traditional and digital imaging systems for professionals and amateur photographers and health care professionals and facilities. From 2003 until joining the Company, he served managed Kodak's professional photography business in Europe, the Middle East and Africa. From 2001 to 2003, Mr. Rasmussen was President and Chief Executive Officer of Event Imaging Solutions, a leading global provider of on-site photography at major attractions and mall events, and from 2000 to 2001, he served as President and Chief Executive Officer of Twinstant, Inc., another leading provider of on-site event photography. The balance of his business career has been with Eastman Kodak, commencing in 1982 as an engineer and continuing until 2000, during which time he held positions of increasing responsibility in engineering, manufacturing, strategic development and product marketing.

     The material terms of the Employment Agreement between Mr. Rasmussen and the Company are described above in Item 1.01 of this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(c)     Exhibits:

        Exhibit 10.97 Employment Agreement, dated as of July 15, 2005 between the Company and Mr. Rasmussen.






                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            CPI CORP.


                            By: /s/ Gary W. Douglass
                                ____________________________________
                                Name:  Gary W. Douglass
                                Title: Executive Vice President,
                                       Finance, Chief Financial
                                       Officer and Member, Office of
                                       the Chief Executive

Dated:  July 20, 2005